                           WNIM(R) PURCHASE AGREEMENT


         THIS WNIM(R) PURCHASE AGREEMENT (the "Agreement") is made June 14, 1994 by and between Microdyne Peyton Street Corporation, a Virginia corporation ("Buyer") and a wholly owned subsidiary of Microdyne Corporation, a Maryland corporation, and Gateway Communications, Inc., a California corporation ("Seller").

                                    RECITAL

         Buyer desires to purchase, and Seller desires to sell, the WNIM(R) product line and certain other assets of Seller on the terms and conditions and for the consideration hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, Buyer and Seller agree as follows:


                                   ARTICLE I
                 PURCHASE AND SALE OF WNIM(R) AND OTHER ASSETS

         1.1 Purchased Assets. Seller hereby sells to Buyer and Buyer hereby purchases from Seller, for the consideration set forth in Section 1.2, all right, title and interest of Seller in and to the following assets, properties and rights (the "Purchased Assets"):

                 (a) from the list of the raw materials, work-in-process and finished goods, supplies and stores and spare parts attached hereto as Schedule 1.1, together with any Seller merchandise returned after May 13, 1994 (collectively, the "Inventory"), such items of Inventory as Buyer may select until the date of the Closing (as defined below), in the sole discretion of Buyer, having a total net book value of $400,000 (the "Selected Inventory");

                 (b) all trade names, trademarks and service marks, patents and patent rights (if any), copyrights, whether domestic or foreign (as well as any applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, schematic drawings, engineering diagrams, designs, board layouts, technologies, methods, formulations, know-how and other industrial and intellectual property rights which comprise, are necessary for or are used in connection with the WNIM(R) product line, and all enhancements and improvements, whether existing or under development (the "Intellectual Property");

                 (c) all software, and software modules and components in both object and source code, which include all interim, experimental or developmental codes used in the development of source code, and any enhancements, modifications, program interfaces, current and archival versions of patches and bug fixes, flow charts, input/output formats, drawings, specifications, user's manuals and technical and other documentation, instructions, designs, data and algorithms, whether in electronic, optical, magnetic, microfiche, hard copy or other form (including, without limitation, encrypted on microchips), and all object code, microcode and source code contained in or whose use is necessary in connection with the products which comprise the WNIM(R) product line, other than "MS DOS" and "Cosessions" (collectively, the "Software");

                 (d) all books and records (or true and complete copies thereof), including computerized records and any associated software and documentation, relating to the WNIM(R) product line (including, without limitation, the Intellectual Property) or such of the Selected Inventory as relates to the WNIM(R) product line including, without limitation, books and records relating to or containing production data, manufacturing and quality control information, engineering changes, sales or marketing information, customer lists and information, and, if permitted by Law (as defined below), personnel records for certain employees of Seller as may be requested by Buyer;

                 (e) all other tangible and intangible assets which comprise or are necessary for or are used in connection with the WNIM(R) product line; and

                 (f) all shipping materials, catalogues, brochures, art work, photographs and advertising materials held by Seller relating to the items listed above.

         For the purposes of this Agreement, the term "WNIM(R) product line" shall include, without limitation, the products designated as "WNIM(R)+" and "WNIM(R)II."

         1.2 Purchase Price. The consideration to be paid for the Purchased Assets (the "Purchase Price") shall be paid as follows:

                 (a) upon the execution of this Agreement, Buyer shall pay to Seller the sum of $200,000; and

                 (b) (i) on August 15, 1994, if the shareholders of Gateway have not approved the transactions contemplated by that certain Asset Purchase Agreement dated as of June 14, 1994 (the "Asset Purchase Agreement") on or before such date, or (ii) if the Gateway shareholders have approved such transactions on or before August 15, 1994, upon the Closing as defined in the Asset Purchase Agreement (the "Closing"), Buyer shall pay to Seller the sum of $200,000.

         In addition to the foregoing, in the event either (A) Buyer fails to consummate the Closing without good cause, (B) Seller





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                                                    WNIM(R) Purchase Agreement
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terminates the Agreement pursuant to 9.1(c), or (C) either Buyer or Seller terminate the Agreement pursuant to 9.1(d), then the Purchase Price shall be increased by, and Buyer shall promptly pay to Seller the sum of $400,000.
"Good cause" shall mean any termination of the Asset Purchase Agreement by Buyer either (X) pursuant to Sections 9.1(b) or (h) so long as such termination is based upon the gross negligence, recklessness, intentional misrepresentation or fraud of Seller, or (Y) pursuant to Sections 9.1(f) or (g) thereof without qualification.

         All payments required by this Section 1.2 shall be made by wire transfer to an account designated in writing by Seller.

         1.3 Additional Purchases. In the event Buyer desires from time to time between the date hereof and Closing to purchase Inventory in addition to the Selected Inventory, Buyer shall forward to Seller a written request setting forth the specific items of Inventory it desires to purchase. Seller's approval of such request shall not be unreasonably conditioned, withheld or delayed. The price for all such additional purchases shall be no greater than net book value of the item of Inventory purchased.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedule previously delivered by Seller to Buyer (the "Disclosure Schedule"), which Disclosure Schedule contains, with respect to each matter disclosed therein, a specific reference to the Section of this Agreement to which such matter relates, Seller represents and warrants to Buyer that:

         2.1 Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has corporate power and authority to own all of its properties and assets.

         2.2 Authority Relative to this Agreement. Seller has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller will be necessary with respect hereto. Assuming that Buyer has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as the same may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting





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                                                    WNIM(R) Purchase Agreement
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creditors' rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

         2.3 Consents and Approvals. There is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of any Federal, state, local or foreign government, authority, agency, department, bureau, commission, court or other body, officer, instrumentality or entity, and any arbitrator with authority to bind a party at law (a "Governmental Entity") as a condition to the execution and delivery by Seller of this Agreement or the lawful consummation of the transactions contemplated by this Agreement. There is no requirement that any party to any agreement filed or required to be filed by Seller as an exhibit to Seller's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1993 or any subsequent report required to be filed by Seller under the Securities Exchange Act of 1934 (a "Seller Agreement") consent to the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

         2.4 Non-Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated by this Agreement does not violate, conflict with, result in a breach of, result in or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind (a "Lien") upon any of the Purchased Assets under any of the terms, conditions or provisions of (a) the Articles of Incorporation or Bylaws of Seller, (b) any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument, obligation or arrangement to which Seller is a party or to which Seller or any of the Purchased Assets may be subject, or (c) any order, writ, judgment, injunction, decree, citation, award, ruling, law, statute, rule or regulation (individually a "Law" and collectively, "Laws") applicable to Seller or any of the Purchased Assets. The execution, delivery and performance of this Agreement by Seller or Buyer, or both, do not give rise to any rights on the part of any shareholder of Seller pursuant to Seller's shareholder rights plan.

         2.5 Compliance with Laws. To Seller's knowledge, Seller has operated in compliance in all material respects with all applicable Laws including, without limitation, those related to antitrust and trade matters, civil rights, public health and safety, worker health and safety and labor and nondiscrimination. Seller has not received any written notice alleging non-compliance with any Law, which noncompliance could have a material adverse effect on the





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                                                    WNIM(R) Purchase Agreement

Purchased Assets or the ability of Seller to consummate the transactions contemplated hereby.

         2.6     Litigation.

                 (a) Seller has not received written notice of the filing or commencement of (including, without limitation, service of process with respect to) any actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to Seller's knowledge, threatened against or affecting Seller or which relate to or may affect the Purchased Assets, whether at law or in equity and whether civil or criminal in nature, before any Governmental Entity, nor are there any valid and binding judgments, decrees or orders of any Governmental Entity outstanding against or affecting Seller or which relate to or may affect the Purchased Assets, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated by this Agreement. There are no unsatisfied valid and binding judgments of record relating to or affecting the Purchased Assets.

                 (b) Seller has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other similar Law of any jurisdiction.

         2.7 Title to and Condition of Properties. Seller has, and hereby transfers to Buyer good and marketable title to all of the Purchased Assets, as well as to any Inventory purchased by Buyer other than the Selected Inventory (the "Additional Inventory"), free and clear of any Liens. To Seller's knowledge, Seller has physical custody of the tangible personal property included in the Purchased Assets. To Seller's knowledge, the tangible personal property which is a part of the Purchased Assets or Additional Inventory is in all material respects good condition and repair, except with respect to ordinary wear and tear and has been properly maintained in all material respects in the ordinary course of business with routinely scheduled maintenance and, to Seller's knowledge, is suitable for the uses for which intended.

         2.8 Inventory. The Disclosure Schedule sets forth a list of the Inventory as of May 13, 1994, which list is complete as of such date except for deviations having an aggregate book value not exceeding $50,000, and a list of locations of Inventory not located at Seller's office listed in Section 6.1. Except for Inventory having an aggregate book value not exceeding $750,000, the





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                                                    WNIM(R) Purchase Agreement
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Inventory (a) is usable or saleable in the ordinary course of Seller's business as conducted in 1993. To Seller's knowledge, the Inventory is carried on the books of Seller at a valuation not in excess of the lower of cost or market determined in accordance with GAAP. Each product which comprises the WNIM(R) product line performs in all material respects in accordance with the documentation and other written material used in connection therewith and is free of known defects in programming and operation.

         2.9 Intellectual Property. Seller owns all of the Intellectual Property free and clear of any Liens. No Person has the right to sell, license or otherwise disclose the Intellectual Property other than Intellectual Property which is unique to products described in Seller's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1993 as scheduled to be made available in 1994 (the "Existing Products Intellectual Property") to any Person except pursuant to an agreement listed in the Disclosure Schedule and except pursuant to single use licenses (express or implied) granted by Seller to its customers. To Seller's knowledge, no third party is infringing upon the rights of Seller in the Existing Products Intellectual Property, except that Seller has granted single use licenses (express or implied) to its customers. To Seller's knowledge, all registrations and certificates issued by any governmental agency relating to the Existing Products Intellectual Property are valid and subsisting in all material respects and have been properly maintained in all material respects.

         2.10  Software.

                 (a)  [Reserved.]

                 (b) To Seller's knowledge, the released Software other than Software unique to products described in Seller's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1993 as scheduled to be made available in 1994 (the "Existing Products Software") performs in all material respects in accordance with the documentation and other written material used in connection with such Software and is free of defects in programming and operation in all material respects, is in machine-readable form, contains all current revisions of such Software and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to such Software.

                 (c) To Seller's knowledge, no employee of Seller is in material default under any term of any employment contract, agreement or arrangement relating to the Existing Products Software or noncompetition arrangement, or any other agreement or any restrictive covenant relating to the Existing Products Software or its development or exploitation.





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                                                    WNIM(R) Purchase Agreement

                 (d) All right, title and interest in and to the Software is owned by Seller, free and clear of all Liens, and no Person other than Seller has any interest in the Software including, without limitation, any security interest, license, contingent interest or otherwise, except pursuant to single use licenses granted by Seller to its customers. To Seller's knowledge, no event has occurred which would require the material release or disclosure of source code relating to any Existing Products Software pursuant to the terms of any escrow agreement. To Seller's knowledge, Seller's development, use, sale or exploitation of the Existing Products Software does not violate any material rights of any other Person. To Seller's knowledge, Seller does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Existing Products Software nor has Seller granted to any Person other than the Persons listed in the Disclosure Schedule any license, option or other rights to develop, use, sell or exploit in any manner the Existing Products Software, whether requiring the payment of royalties or not, except that Seller has granted single use licenses to its customers.

                 (e) To Seller's knowledge, Seller has kept secret and has not made any material disclosure of the source code for the Existing Products Software to any Person other than certain employees and subcontractors of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto.

         2.11 Finders. No broker, finder or investment banker, other than Houlihan, Lokey, Howard & Zukin Capital is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement. Seller shall be solely responsible for any fees or commission payable to Houlihan, Lokey, Howard & Zukin Capital.

         2.12 Full Disclosure. None of the representations and warranties of Seller made in this Agreement, the Disclosure Schedule, any exhibit or schedule attached to this Agreement, or any certificate delivered by or on behalf of Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or, to Seller's knowledge, omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         3.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has corporate power and authority





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                                                    WNIM(R) Purchase Agreement
to own all of its properties and assets and carry on its business as it is presently being conducted.

         3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated to be consummated by it. The execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer (including, without limitation, proceedings of the Board of Directors or shareholders of Buyer) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors' rights generally and by equitable principles of general applicability.

         3.3 Consents and Approvals. There is no requirement that any party to any contract, agreement or other commitment, whether written or oral, into which Buyer has entered or by which it is bound or to which any of its assets is subject, consent to the execution and delivery of, or the consummation of the transactions contemplated by this Agreement.

         3.4 Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not (a) conflict with or violate the Articles of Incorporation or Bylaws, in each case as amended or restated, of Buyer, (b) conflict with or violate any federal, state, foreign or local Law applicable to Buyer, or by which any of Buyer's properties is bound or to which any of its properties is subject, or
(c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to any contract, agreement or other commitment, whether written or oral, into which Buyer has entered or by which it is bound or to which any of its assets is subject.


                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

         4.1 Facilities. Seller grants to Buyer, at Seller's expense, unrestricted access to and a license to use its facilities located





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                                                    WNIM(R) Purchase Agreement
at 2941 Alton Avenue, Irvine, California and such other real property normally used by Seller in conducting its business from the date hereof until 30 days after the earlier to occur of (a) the date of Closing or (b) the termination of the Asset Purchase Agreement but, in any event, such right shall not terminate before August 26, 1994 (the "License Termination Date"). Seller shall obtain, at its sole expense, any landlord consents necessary to effectuate the foregoing. Seller shall bear the cost of utilities for such real property; provided, however, that the cost of utilities shall be within normal and customary amounts and that Buyer shall bear the cost of telephone calls made after the date hereof by employees or agents of Buyer in connection with Buyer's efforts to sell the Inventory. Seller acknowledges and agrees that Buyer is not assuming any liabilities or obligations under any lease or other agreement affecting or relating to any such real property. Seller represents and warrants to Buyer that Buyer shall have the right to possession and quiet enjoyment of the facilities described in this Section 4.1 through the License Termination Date.

         4.2 Certain Licenses. Seller hereby grants to Buyer a royalty-free, perpetual and unlimited license to use:

                 (a) the name "Gateway" and any other trademarks, trade names, service marks, insignias or logos associated with the Selected Inventory and the Additional Inventory. Seller grants to Buyer a royalty-free, perpetual and unlimited license to reproduce and distribute any user manuals, product brochures, product applications and any and all other documentation relating to the Selected Inventory and the Additional Inventory (the "Documentation") and the right to make derivative versions of any Documentation; provided, however, that Buyer shall not have the right to use the "Gateway" name with respect to stationery, checks, contracts, purchase orders, product labels, service identifications, customer agreements and other business forms which could result in a legal commitment of Seller or any of its affiliates, unless Buyer sticks Buyer's name over the "Gateway" designation or uses another comparable method it may select to negate the suggestion of affiliation between Buyer and Seller or eliminate the possibility of confusion of source;

                 (b) all software, and software modules and components in both object and source code, which include all interim, experimental or developmental codes used in the development of source code, and any enhancements, modifications, program interfaces, current and archival versions of patches and bug fixes, flow charts, input/output formats, drawings, specifications, user's manuals and technical and other documentation, instructions, designs, data and algorithms, whether in electronic, optical, magnetic, microfiche, hard copy or other form (including, without limitation, encrypted on microchips), and all object code, microcode and source code contained in or whose use is necessary in





                                      -9-
                                                    WNIM(R) Purchase Agreement
connection with the Selected Inventory and the Additional Inventory; and

                 (c) all of the intellectual property of Seller useful in connection with servicing, repairing, refurbishing and remanufacturing each item of Additional Inventory and each component thereof.

         4.3 Public Announcements. The parties will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the written consent of the other; provided, however, that Buyer or Seller may make such disclosure as it determines, in its sole discretion, is required by Law or by the National Association of Securities Dealers, Inc.

         4.4 Further Assurances. Seller will use its reasonable best efforts to implement the provisions of this Agreement, and for such purpose, at the request of Buyer will, at or after the date hereof, without further consideration and at Buyer's expense, promptly execute and deliver such additional documents as Buyer may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets free and clear of any Liens.

         4.5     Noncompetition and Nonsolicitation Covenants.

                 (a) For a period of three years after the date hereof, Seller shall not, directly or indirectly, own, manage, operate or control or participate in the ownership, management, operation or control of any business, regardless of legal form, engaged in a business regarding the design, manufacture or sale of products that compete, directly or indirectly, with the WNIM(R) product line.

                 (b) From and after the date hereof, Seller shall not sell, license or otherwise disclose the customer list for the WNIM(R) product line to any Person.

                 (c) For a period of three years after the date hereof, neither Seller nor any of its affiliates will, directly or indirectly, employ or solicit or offer employment to any employee or independent contractor of Buyer who has terminated his or her employment or contract without the consent of Buyer within 180 days of such solicitation or offer.

                 (d) Seller acknowledges and agrees that the remedy at law for any breach of this Section will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the





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                                                    WNIM(R) Purchase Agreement
necessity of proving actual damage. In the event the provisions of this Section are deemed to exceed the limitation provided by applicable Law, the parties agree that such provisions shall be reformed to set forth the maximum limitations permitted. In the event Seller breaches any provision of this Section or acts or fails to act in any manner which causes Buyer to seek judicial relief or a judicial remedy and Buyer is the prevailing party (in whole or in part), Buyer shall be entitled to the payment upon demand of all costs, including reasonable legal fees and expenses, from Seller.

         4.6 Taxes and Recording Fees. All sales taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by Buyer. All other transfer taxes and fees, if any, incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by the party obligated by law to pay such expense, or if there is no law obligating a party to pay such, by Seller and Buyer equally. Buyer will file all necessary tax returns and other documents required to be filed with respect to all such taxes and filing fees. Seller will cooperate with Buyer to the extent necessary to enable it to make such filings and join in the execution of any tax returns or other documents as may be necessary to enable Buyer to comply with the provisions of this Section.

         4.7 Proration of Payments. Any personal property taxes and other similar payment obligations shall be prorated between the parties hereto on the basis of the actual number of days of applicable use.

         4.8 Allocation of Purchase Price. Seller and Buyer agree that in reporting the transactions contemplated by this Agreement to the Internal Revenue Service, as is required by Section 1060 of the Internal Revenue Code, they will cooperate with each other in meeting the requirements of the Internal Revenue Code and the regulations promulgated thereunder.

         4.9 Materials Received After Closing. Following the date hereof Seller promptly shall deliver to Buyer all mail, telegrams and other communications it receives relating to the Purchased Assets.

         4.10 Confidentiality. In the event the Closing does not occur, Buyer agrees to keep confidential all information (including, but not limited to, all technical data and business reports) concerning the Purchased Assets (as defined in the Asset Purchase Agreement), and all documents and materials which contain or reflect such information (herein collectively referred to as the "Evaluation Material"). The term "Evaluation Material" shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Buyer, or





                                      -11-
                                                    WNIM(R) Purchase Agreement
by Buyer's employees, agents or advisors (collectively, "Related Persons") or
(ii) was or becomes available to Buyer on a non-confidential basis from a source other than Seller or its Related Persons, provided that such source lawfully possessed such information and was under no confidentiality obligation to Seller.

         4.11 Certain Returns. In the event the fulfillment of a warranty obligation of Seller necessitates its purchase of a product from Buyer, Buyer shall sell such product to Seller at a price equal to (i) the net book value thereof if such product is part of the Inventory, or (ii) Buyer's actual cost of such product if not part of the Inventory.


                                   ARTICLE V
                                INDEMNIFICATION

         5.1 Indemnification. Seller hereby indemnifies and holds Buyer, its affiliates, directors and officers, and the respective heirs, administrators, successors and assigns of each of the foregoing, harmless from any damage, loss, liability, judgment, fine, penalty, assessment, settlement, cost or expense including, without limitation, reasonable expenses of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of this Section, whether or not suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to:

                 (a) any misrepresentation or breach of a representation or warranty made by Seller in this Agreement, the Disclosure Schedule, any exhibit or schedule attached to this Agreement, or any certificate delivered by or on behalf of Seller to Buyer pursuant to this Agreement;

                 (b) the breach of any covenant or agreement of Seller contained in this Agreement;

                 (c)  any liability of Seller;

                 (d) the conduct of the business of Seller prior to the date hereof;

                 (e) any and all claims made relating to provisions of the "bulk sales laws" of any state or other jurisdiction which may be applicable to the transactions contemplated hereby;

                 (f) any claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made





                                      -12-
                                                    WNIM(R) Purchase Agreement
by Seller, or which is imposed or asserted to be imposed by operation of Law in connection with any prior sales of goods or services by Seller;

                 (g) any claim for implied warranty arising out of the sale of any Purchased Assets by Buyer; and

                 (h) any Legal Action by a shareholder of Seller (either brought derivatively, on behalf of Seller or on behalf of said shareholder) for relief based upon the entry by Seller into this Agreement or the WNIM Agreement or otherwise affecting the Purchased Assets or the transactions contemplated by this Agreement.

         5.2     Limitations on Liabilities.

                 (a) Except as provided in this Article V, Buyer shall not be entitled to any monetary recovery or remedy under any law or principle of law with respect to any breach of any representation or warranty of Seller contained in this Agreement, the Disclosure Schedule, and exhibit or schedule attached to this Agreement. Notwithstanding the provisions of Section 5.1, Buyer shall not be entitled to be indemnified thereunder:

                          (i)  until such time as the sum of the amounts to
which Buyer is entitled under Section 5.1 hereof and under Article VIII of the Asset Purchase Agreement exceeds $25,000;

                          (ii)  with respect to each provision of this
Agreement other than the first sentence of Section 2.10(b), in an amount in excess of the aggregate amount paid by Buyer under Sections 1.2 and 1.3 hereof; and

                          (iii)  with respect to the first sentence of Section
2.10(b), in an amount in excess of $150,000.

Notwithstanding any other provision of this Agreement to the contrary, the total indemnification to which Buyer shall be entitled pursuant to Section 5.1 shall not exceed the total amount paid to Seller pursuant to Section 1.2 of this Agreement.

         5.3 Third Party Claims. The obligations and liabilities of Seller to a party seeking indemnification (an "Indemnified Party") under this Article V with respect to claims resulting from the assertion of liability by third parties shall be subject to the following conditions:

                 (a) The Indemnified Party shall give prompt written notice to Seller of the nature of the assertion of liability by a third party and the amount thereof to the extent known; provided, however, that the failure of the Indemnified Party to give notice





                                      -13-
                                                    WNIM(R) Purchase Agreement
as provided herein shall not relieve Seller of such party's obligations under this Article V.

                 (b) Except as provided in Section 5.3(c), if any action, suit or proceeding (a "Legal Action") is brought by a third party against an Indemnified Party, and if Seller has acknowledged in writing its obligation to indemnify the Indemnified Party hereunder and given notice, within 30 days after receipt of a notice given pursuant to Section 5.3(a) of its intention to assume such defense, Seller shall be entitled to defend such Legal Action by counsel reasonably acceptable to the Indemnified Party, and such defense shall include all appeals or reviews which counsel for Seller shall deem appropriate. Until Seller shall have assumed the defense of any such Legal Action, all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by Seller. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgement of the Indemnified Party for the same counsel to represent both the Indemnified Party and Seller, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of Seller.

                 (c) In addition to the Indemnified Party's right to assume the defense of a Legal Action under Section 5.3(b), where Seller is obligated to assume the defense of a Legal Action and has not breached such obligation, the Indemnified Party may nonetheless at any time elect, by written notice, to assume the defense of such Legal Action by counsel reasonably acceptable to Seller. In such event, the Indemnified Party shall bear all expenses thereafter incurred by it in defending such Legal Action but Seller shall bear the cost of any damage, loss, liability, judgment, fine, penalty, assessment or settlement arising out of such Legal Action.

                 (d) In any Legal Action initiated by a third party and defended by Seller (i) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) Seller shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (iii) the Indemnified Party shall make available to Seller, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Legal Action, (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action, and (v) Seller shall not make any settlement of any claim without the written consent of the Indemnified Party. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.





                                      -14-
                                                    WNIM(R) Purchase Agreement

                 (e) In any Legal Action initiated by a third party and defended by the Indemnified Party pursuant to Section 5.3(b) or (c), (i) Seller shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnified Party shall keep Seller fully informed as to the status of such Legal Action at all stages thereof, whether or not Seller is represented by its own counsel, (iii) Seller shall make available to the Indemnified Party, and its attorneys and accountants, all books and records of Seller relating to such Legal Action, (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action, and (v) the Indemnified Party shall not make any settlement of any claim without the written consent of Seller, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Seller or its assets, employees or business.

         5.3 Survival; Investigations. The representations, warranties, covenants and agreements of Seller contained in this Agreement, the Disclosure Schedule, any exhibit or schedule attached to this Agreement, or any certificate delivered by or on behalf of Seller to Buyer pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby (i) with respect to the first sentence of Section 2.7, the first sentence of Section 2.9 and the first sentence of Section 2.10(d), until the second anniversary of the Closing (or, if the Closing does not occur, the second anniversary of the date hereof), and (ii) with respect to all other representations, warranties, covenants and agreements, until the date which is six months after the Closing (or, if the Closing does not occur, the date which is six months after the date hereof) (each such date referred to in clauses (i) and (ii), a "Survival Date"), at which time they shall lapse; provided, however, that Buyer shall be entitled to indemnification with respect to a claim only if a Legal Action with respect to such claim is commenced on or before the applicable Survival Date; and, provided, further, that the rights and obligations of the parties set forth in Sections 1.2, 1.3, 4.1 through 4.11, inclusive shall survive the consummation of the transactions contemplated hereby. Except as provided in the "however" clause of the previous sentence, the representations and warranties of Buyer hereunder shall terminate on the date of Buyer's payment pursuant to Section 1.2(b). No investigation by Buyer, heretofore or hereafter made, shall affect the survival of any representation and warranty of Seller contained herein.





                                      -15-
                                                    WNIM(R) Purchase Agreement

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.1     Notices.   All notices and other communications required or
permitted to be given by this Agreement shall be in writing and shall be deemed duly given (a) one day after delivery, if delivered personally, (b) seven days after posting, if mailed by registered or certified first class air mail (return receipt requested) or (c) one day after dispatch, if sent by telex or telefax (with an answer back from the receiving party and a confirmatory mailing as provided in (b) by the sender) to the parties at the following addresses (or at such other address for the party as shall be specified by like notice):

                 (i)      If to Buyer:

                                  Microdyne Peyton Street Corporation
                                  207 South Peyton Street
                                  Alexandria, Virginia 22314
                                  Facsimile: (703) 739-0558
                                  Attention:  Philip T. Cunningham
                                              President

                 (ii)     If to Seller:

                                  Gateway Communications, Inc.
                                  2941 Alton Avenue
                                  Irvine, California  92714
                                  Facsimile:  (714) 553-1616
                                  Attention:  Patrick F. Cadigan, Ph.D.
                                              Chairman of the Board,
                                              Chief Executive Officer
                                              and President

                          with a copy to:

                                  Steel Partners II, L.P.
                                  750 Lexington Avenue
                                  New York, N.Y.  10022
                                  Attention:  Mr. Warren G. Lichtenstein


          Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the date of such notice sent in accordance with the foregoing provisions.

         6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires as used herein, words in the singular shall include words





                                      -16-
                                                    WNIM(R) Purchase Agreement
in the plural and vice versa, words in one gender shall include words in the other gender and the word "Person" shall include individuals, trusts, estates, partnerships, corporations and other business entities. Time is of the essence of this Agreement.

         6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         6.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and the provisions of Article V shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         6.5 Entire Agreement. This Agreement (including all exhibits and schedules hereto and the Disclosure Schedule) constitutes the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated by this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated by this Agreement other than those expressly set forth therein.

         6.6 Governing Law. This Agreement and the relationship between the parties shall be governed in all respects by the Laws of the Commonwealth of Virginia without regard to its Laws or regulations relating to conflicts of Laws.

         6.7 Benefits. Except as provided in Article V, this Agreement is not intended to and shall not confer upon any other Person, other than the parties hereto, any rights or remedies with respect to the subject matter hereof.

         6.8 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable.

         6.9 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute a partnership, joint venture or other form of entity.

         6.10 Knowledge. Whenever a representation or warranty is made herein to Seller's knowledge, it means all facts and





                                      -17-
                                                     WNIM(R) Purchase Agreement
conditions referred to in such representation or warranty which are known by the following individuals: Patrick F. Cadigan, Al M. Cosentino, Warren G. Lichtenstein, Ronald W. Hayes, Jack Howard and each other present director, officer or employee of Seller.





                                      -18-
                                                     WNIM(R) Purchase Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.




                                        GATEWAY COMMUNICATIONS, INC.



                                        By: /S/ Patrick F. Cadigan
                                            ---------------------------------
                                            Patrick F. Cadigan, Ph.D.
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and President




                                        MICRODYNE PEYTON STREET CORPORATION



                                        By: /S/ Phillip T. Cunningham
                                            ---------------------------------
                                            Philip T. Cunningham
                                            President